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                                                                 EXHIBIT (10)(e)

                     NOTICE OF GRANT OF STOCK OPTIONS
                            AND GRANT AGREEMENT



Name





ID:

I am pleased to advise you that you have been granted the following option to buy Morton International, Inc. common stock:

          Non-Qualified Stock option Grant Number          000000
          Date of Grant                                  00/00/00
          Date of Exercisability                         00/00/00
          Expiration Date                                00/00/00

          Total Number of Shares                            0,000
          Option Price per Share (average of               $00.00
            Morton stock high and low NYSE
            prices on date of grant)
          Total Price of Shares                        $00,000.00

Please sign the extra copy of this letter where indicated below to confirm your understanding and agreement that the above-described option is governed by the terms and conditions of 1) the Morton International, Inc. 1989 Incentive Plan, as amended; and 2) the Grant Agreement covering this option. Both documents are attached to and made a part of this letter.

Also enclosed (only to employees receiving option grants for the first time) is an SEC prospectus dated October 17, 1994, summarizing the Incentive Plan. Other optionees may obtain replacements from the Corporate Secretary's office.

Your signed copy of this letter (without attachments) should be returned as soon as possible in the enclosed envelope to the Corporate Secretary of the Company.

All stock option exercises are handled through the Corporate Secretary's department, so please contact us at (312) 807-2148 for the mechanics. Also, of course, please feel free to call us with questions regarding any other aspect of your option, or of Company stock ownership in general.



           /s/ P. M. Phelps
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             P. M. Phelps                                  Date
       Vice President & Secretary
       Morton International, Inc.




     ------------------------------                    --------------
                  Name                                      Date

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                              MORTON INTERNATIONAL, INC.


                           G R A N T    A G R E E M E N T

                APPLICABLE TO NONQUALIFIED STOCK OPTIONS GRANTED DATE

                 TO EMPLOYEES CURRENTLY DESIGNATED AS SEC "INSIDERS"


Your above-described stock option grant (the "option") is subject to the following provisions in addition to those set forth in the attached Notice of Grant (the "Notice"):

1.   EXERCISABILITY:  Except as otherwise provided in this Grant Agreement:
     a. Your option shall be exercisable only if you shall continue in the employment of Morton International, Inc. (the "Company") or one of its subsidiaries at all times during the period commencing on the "Date of Grant" specified in the Notice, continuing for a minimum of one year from and after the Date of Grant, and ending on the day three months before the date you exercise your option.

     b. No part of your option will be exercisable prior to the "Date of Exercisability" specified in the Notice, i.e., the first business day following the expiration of one year from the Date of Grant. From and after the Date of Exercisability your option will be exercisable in full, provided that your employment shall not have terminated prior to the Date of Exercisability.

     c. Your option shall expire and become nonexercisable at the close of business in the office of the Corporate Secretary of the Company on the "Expiration Date" specified in the Notice.

2.   PROCEDURE FOR EXERCISE:

     You may exercise your rights to purchase all or any part of the option shares of the Company's common stock (par value $1 per share) granted to you in the amount specified in the Notice ("Option Shares") at any time and from time to time during the term of your option by: a. Delivery of written notification of exercise and payment in full to the Corporate Secretary of the Company for all Option Shares being purchased plus the amount of any federal and state income taxes required to be withheld by reason of the exercise of your option; and, b. if requested, within the specified time set forth in any such request, delivery to the Company of such written representations and undertakings as may, in the opinion of the Company's legal counsel, be necessary or desirable to comply with federal and state tax and securities laws. The record date of your ownership of all Option Shares purchased under this option shall be the date upon which the above-described notification and payment are received by the Company, provided that any requested representations and undertakings are delivered within the time specified.

                                         -1-

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3.   SECURITIES LAW RESTRICTIONS:

     You may not offer, sell or otherwise dispose of any Option Shares in a manner which would violate the Securities Act of 1933 or any other state or federal law.

4.   LIMITED STOCK APPRECIATION RIGHT ("LSAR"):

     Your option includes an LSAR described as follows covering the same number of Option Shares. Within the 90-day period following a Change in Control of the Company (as defined from time to time in section 5(c) of the Company's 1989 Incentive Plan (the "Plan"), as amended), you have the right, whether or not your option is then exercisable, by giving notice to the Corporate Secretary of the Company, to elect to exchange all or part of your then unexercised Option Shares for a cash payment from the Company within 30 days of such notice, in the amount by which the "Change in Control Price" (as defined below) per share of Company common stock exceeds the option price multiplied by the number of Option Shares as to which your LSAR shall have been exercised; provided, however, that if the end of such 90-day period is within six months of the Date of Grant and you are then subject to the short-swing profit rules under the Securities Exchange Act of 1934, any payment to you pursuant to this paragraph shall be made six months and one day after the Date of Grant. To the extent you exercise your LSAR, no further exercise of your related option is permissible.

     For purposes of this Grant Agreement, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Company common stock during the 60-day period prior to and including the date of a Change in Control in any transaction reported on the New York Stock Exchange Composite Index or other national securities exchange on which such shares are listed or on the National Association of Securities Dealers, Inc. Automated Quotations System or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction (as defined in section 5(c) of the Plan), the highest price per share of Company common stock paid in such offer or Corporate Transaction.

5.   TAX WITHHOLDING RIGHTS

     If you are subject to the insider trading rules of the Securities and Exchange Commission at the time(s) you exercise all or a part of this option, you may elect, in accordance with Section 5(d) of the Plan, to have shares of common stock otherwise issuable upon such exercise withheld that then have a fair market value sufficient to satisfy your income tax withholding requirements in connection with such exercise.

6.   TERMINATION OF EMPLOYMENT:

     a. If your employment with the Company terminates prior to the Expiration Date because of your retirement pursuant to the terms of a pension plan of the Company or your death, your option and LSAR will remain exercisable (by you or by your estate or other person succeeding to your rights hereunder by reason of your death, as the case may be) until the Expiration Date, except as provided in the following sentence.

                                         -2-

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    Your option and LSAR shallbe exercisable after the Expiration Date only if you should die less thanthree months prior to the Expiration Date, in which case they will remainexercisable for a period of three months after the date of your death.

     b. If your employment with the Company is terminated for cause, your option and LSAR, whether or not either is then otherwise exercisable under this Grant Agreement, shall thereupon expire and become nonexercisable. "Cause" means material misconduct by you in connection with your employment, your engaging in immoral or illegal conduct or conduct which brings you or the Company into disrepute or otherwise damages its business, or your commission of an act of dishonesty or any felony.

     c.   If your employment terminates other than as provided in subparagraphs
     a. and b. above, (i) your LSAR will expire and become nonexercisable on the date your employment terminates, and (ii) if your option is exercisable on the date your employment terminates, it will remain exercisable for three months thereafter or until the Expiration Date, whichever occurs first.

7.   NON-TRANSFERABILITY:

     Your option and LSAR are personal to you and shall not be transferable by you otherwise than by will or the laws of descent and distribution. During your lifetime they are exercisable only by you.

8.   CONFORMITY WITH PLAN:

     Your option and LSAR are intended to conform in all respects with the Plan, including any future amendments thereto. A copy of the Plan, amended as of June 23, 1994, is attached hereto. Inconsistencies between this Grant Agreement and the Plan shall be resolved in accordance with the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Grant Agreement.

9.   EMPLOYMENT AND SUCCESSORS:

     Nothing herein or in the Notice or the Plan confers any right or obligation on you to continue in the employ of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Grant Agreement, the Notice, and the Plan, including any future amendments thereto, shall be binding upon you, your estate, any person succeeding to your rights hereunder and any successor or successors of the Company.

10.  GOVERNING LAW:

     This Grant Agreement, the Notice, and the Plan shall be construed in accordance with and governed by the laws of the State of Illinois.